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                                                                  Exhibit 4(vii)

                                                                     VE-28-99
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Endorsement

As of the Endorsement Date this Endorsement is attached to and made part of your Contract.

Modification of the Contract Schedule "Maturity Date

Contract anniversary on which Annuitant is age 95"

is substituted for

Maturity Date

Modification of the Purchase Payments Section
"No payment can be made:
 . Within seven years of the Maturity Date; or . After a living Owner is age 86; or . After the Annuitant is age 86, if the Contract is not owned by a person; or . If the Contract is being continued under Beneficiary Continuation; or . If the Contract is in force under a Payment Option."

is substituted for

"No payment can be made:
 . If the Contract is being continued under Beneficiary Continuation; or . If the Contract is in force under a Payment Option."

in the Amount and Frequency provision.

Modification of the Contract Value Section
"A Contingent Deferred Sales Charge will apply to certain partial or full surrender transactions."

When one of these transactions occurs, the Company will determine if a Charge applies. If a Charge applies, the Charge will be calculated as if purchase payments were surrendered in the same order in which they were made. The Charge is equal to the sum of: each purchase payment to be considered surrendered in the calculation; times the appropriate percentage from the table in Section 1. The total purchase payments subject to a Charge in the future will not be decreased as a result of the surrender of the Free Surrender Amount (see below).
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Endorsement Date:

is substituted for

A Contingent Deferred Sales Charge will apply to certain maturity and partial or full surrender transactions.

When one of these transactions occurs, the Company will determine if a Charge applies. If a Charge applies, the Charge will be calculated as if purchase payments were surrendered in the same order in which they were made. The Charge is equal to the sum of: each purchase payment to be considered surrendered in the calculation; times the appropriate percentage from the table in Section 1. The total purchase payments subject to a Charge in the future will not be decreased as a result of the surrender of the Free Surrender Amount (see below).

"No Charge will be deducted in the event of:
 .  Payment of the Death Proceeds; or
 . Surrender 30 days or more from the Contract Date, if the proceeds are applied: for a period of at least 15 years to the Income for Specified Number of Years Option or to the Income Payment to Age 100 Option; or to the Life Income for Two Lives Option.

in the Contingent Deferred Sales Charges provision.

"No Charge will be deducted in the event of:
 .  Maturity Date of the Contract; or
 .  Payment of the Death Proceeds; or
 . Surrender 30 days or more from the Contract Date, if the proceeds are applied: for a period of at least 15 years to the Income for Specified Number of Years Option or to the Income Payment to Age 100 Option; or to the Life Income for Two Lives Option."

Modification of the Payment of Benefits Section
"The Maturity Proceeds will be equal to: the Contract Value on the Maturity Date; less any Administration Fee; and less any State Premium Tax Charge (see
Section 6)."

is substituted for

The Maturity Proceeds will be equal to: the Contract Value on the Maturity Date; less any Administration Fee; less any State Premium Tax Charge (see Section 6); and less any Contingent Deferred Sales Charge.

in the Maturity Proceeds provision.
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The Owner has the right to reject any new amendment that affects the benefits or coverage under the Contract by returning the new amendment to the Company. The Owner will be deemed to have consented to any amendment unless the Owner notifies the Company the he or she does not consent within 30 days from the date the Company mails the endorsement to the Owner.

New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

ABCD                             ABCD

President                        Secretary